Filed pursuant to Rule 424(b)(7)

Registration No. 333-211506

PROSPECTUS SUPPLEMENT NO. 3

(To Prospectus dated June 15, 2016)

861,111 Shares

Common Stock

This Prospectus Supplement No. 3 (the “Prospectus Supplement”) supplements, the prospectus dated June 15, 2016 (the “Prospectus”), relating to the possible resale of up to 861,111 shares of common stock, $0.01 par value per share (the “Common Stock”) of Wheeler Real Estate Investment Trust, Inc. (the “Company”), that may be offered and sold from time to time by the selling stockholders (the “Selling Stockholders”) named in the Prospectus, as supplemented by the Prospectus Supplement No. 1 dated June 16, 2016, and Prospectus Supplement No. 2 dated February 3, 2017 (collectively, the “Prior Prospectus Supplements”), and by this Prospectus Supplement. For information on the Selling Stockholders, please see the sections entitled “Selling Stockholders” beginning on page 5 of the Prospectus, and in the Prior Prospectus Supplements and this Prospectus Supplement. This Prospectus Supplement is part of, and should be read in conjunction, with the Prospectus and Prior Prospectus Supplements.

This Prospectus Supplement is being filed to update the original table of Selling Stockholders in the Prospectus and Prior Prospectus Supplements. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus and the Prior Prospectus Supplements. In addition, this Prospectus Supplement proportionately reduces the number of shares of Common Stock covered by the Prospectus as a result of the Company’s one-for-eight reverse stock split effective March 31, 2017. This Prospectus Supplement supersedes the information contained in the Prospectus and the Prior Prospectus Supplements.

Our Common Stock trades on the Nasdaq Capital Market under the symbol “WHLR.” On April 27, 2017, the last reported sale price of our Common Stock on the Nasdaq Capital Market was $13.64 per share.

Wheeler Real Estate Investment Trust, Inc.

Riversedge North

2529 Virginia Beach Blvd., Suite 200

Virginia Beach, Virginia 23452

(757) 627-9088

Investing in our Common Stock involves significant risks. See “Risk Factors” on page 3 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is April 28, 2017

SELLING STOCKHOLDERS

The table of Selling Stockholders in the Prior Prospectus Supplements lists Dallas Cotton Club, Inc. (“Dallas”) as beneficially owning 27,777 shares (the “Shares”) of Common Stock in our Company upon the exchange of all units of limited partnership interests (“Common Units”) in our operating partnership, Wheeler REIT, L.P. held by Dallas. As of April 20, 2017, Dallas distributed the Common Units, on a pro rata basis, among its four members (the “Members”). The table of Selling Stockholders, as it relates to the shares of Common Stock in our Company held by the Members upon the exchange of all Common Units in the Prospectus and the Prior Prospectus Supplements, is hereby updated through the date of this Prospectus Supplement and amended and supplemented to reflect the foregoing.

The following table provides information regarding the Members and the number of shares of our Common Stock each may offer pursuant to the Prospectus, Prospectus Supplement No. 1 and this Prospectus Supplement. Under the rules of the SEC, beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power.

The information regarding shares beneficially owned after the offering assumes the sale of all Shares offered by the Members. The percentage ownership data is based on 8,616,248 shares of Common Stock issued and outstanding as of April 28, 2017.

No Member held any position, office or have any other material relationship with our Company within the past three years. In addition, each Member is not a broker-dealer or an affiliate of a broker-dealer.

Name	Shares Owned Immediately Prior to the Offering (2)	Shares Being Offered for Resale Under this Prospectus	Immediately Following the Offering (1)
			Shares Owned	Percentage (3)
Greenbax Enterprises, Inc. (4)	34,722	34,722	0	0%
David R. Schools (5)	6,944	6,944	0	0%
William A. Edenfield, Jr. (6)	6,944	6,944	0	0%
Robert Masche (7)	6,944	6,944	0	0%

(1)	Assumes that the Member sells all of the Common Stock being offered by the Prospectus and this Prospectus Supplement.
(2)	The number shown represents the maximum number of shares of Common Stock issuable upon redemption by the Member of the Common Units.
(3)	Percentage calculated based upon the assumption that the Member sells all of the Common Stock being offered by this Prospectus and this Prospectus Supplement.
(4)	David R. Schools, as President of Greenbax Enterprises, Inc., will have the authority to carry out the voting and investment control of the Shares, as directed by Greenbax Enterprises, Inc.’s board of directors. The address for Greenbax Enterprises, Inc. is 884 Johnnie Dodds Blvd., Suite 202, Mt. Pleasant, South Carolina 29464.
(5)	Mr. School’s address is 771 Navigators Run, Mt. Pleasant, SC 29464.
(6)	Mr. Edenfield’s address is 692 Ellis Oaks Drive, Charleston, SC 29412.
(7)	Mr. Masche’s address is 541 Planters Loop, Mt. Pleasant, SC 29464.